LCM Internet Growth Fund, Inc.

                 Form N-SAR Report for the Period Ended 03/31/02


Item 77-K

On March 14, 2002 the Board of Directors of LCM Internet Growth Fund, Inc. approved a change in independent accountants from PricewaterhouseCoopers LLP to Tait, Weller & Baker for the fiscal year ended March 31, 2002.